The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208587

Subject to Completion, Dated May 26, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 17, 2015)

$6,000,000,000

Walgreens Boots Alliance, Inc.

$                                      % Notes due 2018

$                                      % Notes due 2021

$                                      % Notes due 2023

$                                      % Notes due 2026

$                                      % Notes due 2046

This is an offering by Walgreens Boots Alliance, Inc. (“Walgreens Boots Alliance”) of     % notes due 2018 (the “2018 notes”),     % notes due 2021 (the “2021 notes”),     % notes due 2023 (the “2023 notes”),     % notes due 2026 (the “2026 notes”) and     % notes due 2046 (the “2046 notes” and, together with the 2018 notes, 2021 notes, 2023 notes and 2026 notes, the “notes”).

On October 27, 2015, Walgreens Boots Alliance entered into an Agreement and Plan of Merger with Rite Aid Corporation (“Rite Aid”) and Victoria Merger Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Agreement”), pursuant to which the Company agreed, subject to the terms and conditions thereof, to acquire Rite Aid (the “Merger”). This offering is not conditioned on the consummation of the Merger.

Investing in the notes involves risks. Please read “Risk Factors” included or incorporated by reference herein, as described beginning on page S-11 of this prospectus supplement.

(cover page

continued)

Public offering price(1)	Underwriting discount		Proceeds, before expenses, to us
Per % Note due 2018%		%		%
Per % Note due 2021%		%		%
Per % Note due 2023%		%		%
Per % Note due 2026%		%		%
Per % Note due 2046%		%		%
Total $	$		$

(1)	Plus accrued interest, if any, from , 2016.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about                     , 2016.

Joint Book-Running Managers

BofA Merrill Lynch	HSBC	UBS Investment Bank

Interest on the notes will be paid semi-annually in arrears on                      and                      of each year, beginning on                     , 2016. The 2018 notes will mature on                     , 2018, the 2021 notes will mature on                     , 2021, the 2023 notes will mature on                     , 2023, the 2026 notes will mature on                     , 2026 and the 2046 notes will mature on                     , 2046.

If we do not consummate the Merger on or prior to the occurrence of a Special Mandatory Redemption Trigger (as defined herein), Walgreens Boots Alliance will be required to redeem the 2018 notes, the 2021 notes and the 2023 notes (but not the 2026 notes or 2046 notes) at a redemption price equal to 101% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. We may redeem the notes, at any time in whole or from time to time in part, at the applicable redemption prices described in this prospectus supplement. If a change of control triggering event as described in this prospectus supplement occurs, unless we have exercised our option to redeem the notes or have defeased the notes as described in the indenture, we will be required to offer to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of purchase.

The notes will be unsecured, unsubordinated debt obligations of Walgreens Boots Alliance and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Walgreens Boots Alliance from time to time outstanding. The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Prospectus Supplement dated                     , 2016

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or additional information with respect to this offering. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document, regardless of the time of delivery. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes and other information. The second part is the accompanying prospectus dated December 17, 2015, which is part of the Registration Statement on Form S-3 (No. 333-208587), and contains more general information, some of which may not apply to this offering.

This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of notes, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our outstanding debt and other information you should know before investing in the notes. The accompanying prospectus gives more general information, some of which may not apply to the notes offered by this prospectus supplement. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before making any investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

No person is authorized to give any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

On December 31, 2014, Walgreens Boots Alliance became the successor of Walgreen Co., an Illinois corporation (“Walgreens”), pursuant to a merger designed to effect a reorganization of Walgreens into a holding company structure (the “Reorganization”). Pursuant to the Reorganization, Walgreens became a wholly-owned subsidiary of Walgreens Boots Alliance, a Delaware corporation formed for the purposes of the Reorganization, and each issued and outstanding share of Walgreens common stock converted on a one-to-one basis into Walgreens Boots Alliance common stock. In this prospectus supplement, unless otherwise stated (as in the “Description of Notes” section) or the context otherwise requires (as in the “Prospectus Supplement Summary—The Offering” section), references to “we,” “us,” “our,” and “Company” refer to Walgreens Boots Alliance and its subsidiaries from and after the effective time of the Reorganization on December 31, 2014 and, prior to that time, to the predecessor registrant Walgreens and its subsidiaries, in each case before the consummation of the Merger. If we use a capitalized term in this prospectus supplement and do not define the term in this prospectus supplement, it is defined in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference into this prospectus supplement, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts contained or incorporated by reference herein and therein, including statements regarding our future financial and operating performance, our future financial position, business strategy, the plans and objectives of management for future operations and initiatives, and our Merger Agreement with Rite Aid and the transactions contemplated thereby, including the Merger, and their possible effects. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated, including, but not limited to:

•	the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements;

•	the timing and severity of cough, cold and flu season;

•	fluctuations in foreign currency exchange rates;

•	the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices;

•	our ability to realize anticipated synergies and achieve anticipated financial, tax and operating results in the amounts and at the times anticipated;

•	supply arrangements including our commercial agreement with AmerisourceBergen Corporation (“AmerisourceBergen”), the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects;

•	the risks associated with equity investments in AmerisourceBergen including whether the outstanding warrants to invest in AmerisourceBergen will be exercised and the ramifications thereof;

•	the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations;

•	the amount of costs, fees, expenses and charges incurred in connection with strategic transactions;

•	whether the actual costs associated with restructuring activities will exceed estimates;

•	our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated;

•	the timing and amount of any impairment or other charges;

•	changes in management’s assumptions;

•	the risks associated with governance and control matters;

•	the ability to retain key personnel;

•	changes in economic and business conditions generally or in the markets in which we participate;

•	changes in financial markets and interest rates;

•	the risks associated with international business operations;

•	the risk of unexpected costs, liabilities or delays;

•	changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms;

•	risks of inflation in the cost of goods;

•	risks associated with the operation and growth of our customer loyalty programs;

•	competition;

•	risks associated with new business areas and activities;

•	risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to our ability to satisfy the closing conditions and consummate the pending acquisition of Rite Aid and related financing matters on a timely basis or at all; and

•	the risks associated with the integration of complex businesses, subsequent adjustments to preliminary purchase accounting determinations, outcomes of legal and regulatory matters, including with respect to regulatory review and actions in connection with the pending acquisition of Rite Aid, and changes in legislation, regulations or interpretations thereof.

These and other risks, assumptions and uncertainties are described in “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in other documents that we file or furnish with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

You should read this prospectus supplement, the accompanying prospectus and the documents that are referenced and which have been incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

FINANCIAL PRESENTATION

Unless otherwise indicated, our financial information contained in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States applicable at the first day of the relevant financial period. Our fiscal years end on August 31 and are designated by the calendar year in which the fiscal year ends. References to our “year” are to our fiscal year, unless the context requires otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering discussed elsewhere in this prospectus supplement, the accompanying prospectus or the documents that are incorporated herein by reference. It does not contain all of the information that is important to you in deciding whether to purchase the notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents that are incorporated herein by reference, including the financial statements and notes thereto and the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended August 31, 2015 and in other reports we file with the SEC, before deciding whether to purchase the notes. In addition, this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

Company Overview

Walgreens Boots Alliance is the first global, pharmacy-led health and wellbeing enterprise with net sales of $103.4 billion in the fiscal year ended August 31, 2015. Our purpose is to help people across the world lead healthier and happier lives.

Together with our equity method investments*:

•	we are a global leader in pharmacy-led health and wellbeing retail, with more than 13,100 stores in 11 countries;

•	we are one of the largest global pharmaceutical wholesale and distribution networks, with more than 350 distribution centers delivering to more than 200,000 pharmacies, doctors, health centers and hospitals each year in 19 countries;

•	we are one of the world’s largest purchasers of prescription drugs and other health and wellbeing products; and

•	we employ more than 370,000 employees, of which more than 100,000 are healthcare providers such as pharmacists, pharmacy technicians, nurse practitioners and other health related professionals.

Our portfolio of retail and business global brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, including No7, Botanics, Liz Earle and Soap & Glory. Our global brands portfolio is enhanced by our in-house new product research and development and manufacturing capabilities. We seek to further drive innovative ways to address global health and wellness challenges. We believe we are well positioned to expand customer offerings in existing markets and become a health and wellbeing partner of choice in emerging markets.

Walgreens Boots Alliance was incorporated in Delaware in 2014 and is the successor of Walgreens, which was formed in 1909 as a successor to a business founded in 1901. Our principal executive offices are located at 108 Wilmot Road, Deerfield, Illinois 60015. Our common stock trades on the NASDAQ Stock Market under the symbol “WBA.”

* As of August 31, 2015, together with our equity method investments as of that date. Does not reflect March 2016 equity method investment in AmerisourceBergen or April 2016 divestiture of pharmaceutical wholesale business in Russia.

Rite Aid Merger

On October 27, 2015, Walgreens Boots Alliance entered into the Merger Agreement with Rite Aid, pursuant to which the Company agreed to acquire Rite Aid. On the terms and subject to the conditions set forth in the Merger Agreement, Rite Aid will become a wholly-owned subsidiary of the Company at the effective time of the Merger and Rite Aid stockholders will be entitled to receive $9.00 in cash for each outstanding share of Rite Aid common stock, for a total enterprise value of approximately $16.6 billion, including acquired net debt (based on Rite Aid’s reported debt net of reported cash as of February 27, 2016). The Merger Agreement was approved by Rite Aid stockholders in February 2016. The transaction is expected to close in the second half of calendar 2016, subject to regulatory approvals and other customary closing conditions. This offering is not conditioned on the consummation of the Merger.

The Merger is currently undergoing regulatory review by the Federal Trade Commission (“FTC”). On December 10, 2015, Walgreens Boots Alliance and Rite Aid each received a request for additional information (“second request”) and are currently cooperating with the FTC to respond to the second request. There continues to be no certainty on the number of divestitures that may be required to obtain regulatory approval for the Merger or the timeline for regulatory review and there is no assurance that we will reach satisfactory resolution with the FTC. While the Merger Agreement provides for the divestment of up to 1,000 stores if required by regulators and certain other limited actions, we continue to believe that the most likely outcome of the antitrust review process is that we will be obligated to divest less than half of this number of stores and that the Merger will close in the second half of calendar year 2016.

We intend to finance the transaction through a combination of cash on hand and debt financing, including net proceeds from this offering. See “Use of Proceeds.”

Rite Aid Overview

Rite Aid is the third largest retail drugstore chain in the United States based on both revenues and number of stores. For the fiscal year ended February 27, 2016, Rite Aid generated approximately $30.7 billion in revenue and approximately $165.5 million in net income, compared to approximately $26.5 billion in revenue and approximately $2.1 billion in net income for the fiscal year ended February 28, 2015 and approximately $25.5 billion in revenue and $249.4 million in net income for the fiscal year ended March 1, 2014. For fiscal 2016, Rite Aid had Adjusted EBITDA(1) of approximately $1.4 billion, or 4.6% of revenues, compared to approximately $1.3 billion, or 5.0% of revenues, for fiscal 2015 and approximately $1.3 billion, or 5.2% of revenues, for fiscal 2014. As of February 27, 2016, Rite Aid operated 4,561 stores in 31 states across the country and in the District of Columbia and had total assets of approximately $11.3 billion, compared to approximately $8.8 billion for the fiscal year ended February 28, 2015 and approximately $6.9 billion for the fiscal year ended March 1, 2014.

(1)	In addition to net income determined in accordance with GAAP, Rite Aid has disclosed that it uses certain non-GAAP measures, such as “Adjusted EBITDA”, in assessing its operating performance. Rite Aid has stated that it believes the non-GAAP metric serves as an appropriate measure in evaluating the performance of its business. Rite Aid defines Adjusted EBITDA as net income excluding the impact of income taxes (and any corresponding adjustments to tax indemnification asset), interest expense, depreciation and amortization, last-in, first-out (“LIFO”) inventory adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, debt retirements, and other items (including stock-based compensation expense, sale of assets and investments, and revenue deferrals related to its customer loyalty program). Rite Aid references this particular non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical periods and external comparisons to competitors. In addition, Rite Aid’s incentive compensation is primarily based on Adjusted EBITDA and Rite Aid bases certain of its forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA.

Rite Aid sells prescription drugs and a wide assortment of other merchandise (“front-end products”) in its stores. In fiscal 2016, prescription drug sales accounted for 69.1% of Rite Aid’s total drugstore sales. Rite Aid carries a full assortment of front-end products, which accounted for the remaining 30.9% of Rite Aid’s total drugstore sales in fiscal 2016. Front-end products include over-the- counter medications, health and beauty aids, personal care items, cosmetics, household items, food and beverages, greeting cards, seasonal merchandise and numerous other everyday and convenience products.

Rite Aid seeks to differentiate its stores from other national chain drugstores, in part, through its wellness+ loyalty program, its Wellness format stores, private brands and its expanded strategic partnership with GNC, a leading retailer of vitamin and mineral supplements.

Our principal executive offices are located at 108 Wilmot Road, Deerfield, Illinois 60015, and our telephone number is (847) 315-2500. Our Internet website address is www.walgreensbootsalliance.com. The information on or connected to our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

Footnote	continued from prior page:

The following reconciliation of Rite Aid’s net income to Adjusted EBITDA for its fiscal years 2016, 2015 and 2014 appears in Rite Aid’s Annual Report on Form 10-K for its fiscal year ending February 27, 2016:

(dollars in thousands)	February 27, 2016 (52 weeks)	February 28, 2015 (52 weeks)	March 1, 2014 (52 weeks)
Net income	$165,465	$2,109,173	$249,414
Interest expense	449,574	397,612	424,591
Income tax expense	139,297	158,951	161,883
Income tax valuation allowance reduction	(26,358)	(1,841,304)	(161,079)
Depreciation and amortization expense	509,212	416,628	403,741
LIFO charge (credit)	11,163	(18,857)	104,142
Lease termination and impairment charges	48,423	41,945	41,304
Loss on debt retirements, net	33,205	18,512	62,443
Other	72,281	40,183	38,520

Adjusted EBITDA	$1,402,262	$1,322,843	$1,324,959

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Walgreens Boots Alliance, Inc.

Securities Offered	$ of % notes due 2018
$ of % notes due 2021
$ of % notes due 2023
$ of % notes due 2026
$ of % notes due 2046

Maturity	The 2018 notes will mature on , 2018, the 2021 notes will mature on , 2021, the 2023 notes will mature on , 2023, the 2026 notes will mature on , 2026 and the 2046 notes will mature on , 2046.

Interest	Interest on the notes will accrue from , 2016 at the rate of % per year, in the case of the 2018 notes, % per year, in the case of the 2021 notes, % per year, in the case of the 2023 notes, % per year, in the case of the 2026 notes and % per year, in the case of the 2046 notes. Interest on the notes will be paid semi-annually in arrears on and of each year, beginning on , 2016.

Optional Redemption	We may redeem (i) the 2018 notes, at any time prior to their scheduled maturity in whole or from time to time in part, (ii) the 2021 notes, at any time prior to , 2021 (1 month prior to the maturity date of the 2021 notes) in whole or from time to time prior to , 2021 in part, (iii) the 2023 notes, at any time prior to , 2023 (2 months prior to the maturity date of the 2023 notes) in whole or from time to time prior to , 2023 in part, (iv) the 2026 notes, at any time prior to , 2026 (3 months prior to the maturity date of the 2026 notes) in whole or from time to time prior to , 2026 in part, and (v) the 2046 notes, at any time prior to , 2045 (6 months prior to the maturity date of the 2046 notes) in whole or from time to time prior to , 2045 in part, in each case, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (i) to the applicable Par Call Date (as defined below in “Description of the Notes—Optional Redemption”) for the 2021 notes, 2023 notes, 2026 notes and 2046 notes or (ii) to the scheduled maturity date for the 2018 notes (not including, in each case, any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below in “Description of the Notes—Optional Redemption”), plus          basis points for the 2018 notes,          basis points for the 2021 notes,          basis points for the 2023 notes,          basis points for the 2026 notes and          basis points for the 2046 notes;

plus, in every case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

In addition, at any time on or after , 2021 (1 month prior to the maturity date of the 2021 notes) with respect to the 2021 notes, , 2023 (2 months prior to the maturity date of the 2023 notes) with respect to the 2023 notes, , 2026 (3 months prior to the maturity date of the 2026 notes) with respect to the 2026 notes and , 2045 (6 months prior to the maturity date of the 2046 notes) with respect to the 2046 notes, we may redeem some or all of the applicable series of notes at our option, at a redemption price equal to 100% of the principal amount of the applicable notes being redeemed, plus, in every case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Special Mandatory Redemption	In the event that the Merger Closing Date (as defined herein) does not occur on or prior to the occurrence of a Special Mandatory Redemption Trigger (as defined herein), then we will be required to redeem the 2018 notes, the 2021 notes and the 2023 notes (but not the 2026 notes or 2046 notes) on the Special Mandatory Redemption Date (as defined herein) at a redemption price equal to 101% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date. See ‘‘Description of the Notes—Special Mandatory Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If we experience a “change of control triggering event” (as defined herein), we will be required, unless we have exercised our right to redeem the notes or have defeased the notes as described in the indenture, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase.

Ranking	The notes will be our unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding. The notes will be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of our subsidiaries, including Rite Aid after the Merger.

Use of Proceeds	The net proceeds from the sale of the notes will be used to fund a portion of the cash consideration payable in connection with the Merger, to retire a portion of Rite Aid’s existing debt and to pay related fees and expenses. Any remaining net proceeds from the sale of the notes may also be used for general corporate purposes. In the event that the Merger is not consummated on or prior to the occurrence of a Special Mandatory Redemption Trigger, we would not be required to redeem the 2026 notes or the 2046 notes and would instead intend to use the net proceeds from the sale of the 2026 notes and the 2046 notes for general corporate purposes. See “Use of Proceeds.”

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Prior Market	The notes will be new issues of securities for which there are currently no markets. Although certain of the underwriters have informed us that they intend to make a market in each series of notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. We cannot assure you that liquid markets for the notes will develop or be maintained. We do not intend to apply for listing of the notes on any securities exchange.

Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information in this prospectus supplement and the documents incorporated by reference prior to making an investment decision.

Trustee	Wells Fargo Bank, National Association.

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only risks that we face in our business, in respect of the Merger and/or in connection with this offering. Our business, financial condition and results of operations, the success of the Merger and/or the notes offered hereby could also be affected by additional factors that are not presently known to us or that we currently do not consider to be material.

Risks Relating to Our Business and the Merger

For a discussion of the risks related to our business and industries and the Merger, you should carefully consider the risks, uncertainties and assumptions discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2015 and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, all of which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Risks Relating to the Notes

The following risks relate specifically to this offering of the notes. There may be additional risks that are not presently known to us or that we currently do not consider to be material. There are also risks within the economy, the industry and the capital markets that affect us, this offering and/or the notes, which have not been described below.

We have significant outstanding debt, and we will incur significant costs related to the Merger and a substantial amount of indebtedness to consummate the Merger. We do not intend to retire all of Rite Aid’s outstanding indebtedness upon the consummation of the Merger and thus will incur additional indebtedness by assuming and/or refinancing Rite Aid’s outstanding debt. Our failure to meet our debt service obligations could have a material adverse effect on our business, financial condition and results of operations.

We have outstanding debt and other financial obligations and significant unused borrowing capacity. As of February 29, 2016, we had $14.0 billion of outstanding indebtedness and, on an as adjusted basis after giving effect to the offering of the notes (but not giving effect to the $5.0 billion principal amount of borrowings under the 2015 Term Loan Credit Agreement (as defined below under “Description of Other Indebtedness—Credit Agreements”) to be disbursed upon closing of the Merger and $1.3 billion in other indebtedness that we currently expect to incur in connection with the consummation of the Merger), we would have had $20.0 billion of outstanding indebtedness. See “Capitalization” for information regarding our debt outstanding on an as adjusted basis as of February 29, 2016. As of February 27, 2016, Rite Aid had $7.0 billion of outstanding indebtedness, which will be assumed in part and repaid in part following consummation of the Merger. In connection with the consummation of the Merger, in addition to the notes offered hereby, we are likely to incur significant additional debt in connection with the financing thereof (including debt under the 2015 Credit Agreements (as defined below under “Description of Other Indebtedness—Credit Agreements”) and certain other indebtedness). See “Capitalization” for information regarding the Rite Aid indebtedness that we plan to assume following consummation of the Merger. Our debt level and related debt service obligations could have negative consequences, including:

•	requiring us to dedicate significant cash flow from operations to the payment of principal, interest and other amounts payable on our debt, which would reduce the funds we have available for other purposes, such as working capital, capital expenditures and acquisitions;

•	making it more difficult or expensive for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements, debt refinancing, acquisitions or other purposes;

•	reducing our flexibility in planning for or reacting to changes in our industry and market conditions;

•	making us more vulnerable in the event of a downturn in our business; and

•	exposing us to interest rate risk given that a portion of our debt obligations is at variable interest rates.

We may incur or assume significantly more debt in the future, including, but not limited to, in connection with the Merger. If we incur or assume new debt, including any Rite Aid debt we assume in connection with our consummation of the Merger, and do not retire existing debt, the risks described above could increase.

If the Merger is not consummated on or prior to the occurrence of a Special Mandatory Redemption Trigger, the 2026 notes and the 2046 notes, in a total aggregate principal amount of $            , will remain outstanding in accordance with their respective terms. As of February 29, 2016, we had $14.0 billion of outstanding indebtedness and, on an as adjusted basis after giving effect to the offering of the notes assuming the Merger does not occur, we would have had $         billion of outstanding indebtedness.

Our long-term debt obligations include covenants that may adversely affect our ability to incur certain secured indebtedness or engage in certain types of sale and leaseback transactions. Certain Rite Aid debt obligations also include certain covenants, which we will be required to comply with when we assume such debt upon the consummation of the Merger. In addition, our Credit Agreements (as defined below under “Description of Other Indebtedness”) require us to maintain as of the last day of each fiscal quarter a ratio of consolidated debt to total capitalization not to exceed a certain level. Our ability to comply with these restrictions and covenants may be affected by events beyond our control. If we breach any of these restrictions or covenants and do not obtain a waiver from the lenders, then, subject to applicable cure periods, our outstanding indebtedness could be declared immediately due and payable.

We currently expect to finance the cash consideration for the Merger, the retirement of a portion of Rite Aid’s debt in connection with the Merger and related fees and expenses with a combination of available cash and the net proceeds of this offering, together with proceeds from borrowings under the 2015 Credit Agreements, commercial paper borrowings and/or alternative financing sources. Any remaining net proceeds from the sale of the notes offered hereby will be used for the repayment of commercial paper borrowings. See “Prospectus Supplement Summary—Rite Aid Merger” and “Use of Proceeds.”

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The notes will be effectively subordinated to claims of any of our secured creditors.

The notes will be unsecured, unsubordinated debt obligations of Walgreens Boots Alliance, ranking equally in right of payment with other unsecured and unsubordinated debt of Walgreens Boots Alliance and effectively subordinated in right of payment to any secured debt to the extent of the value of the assets constituting the security. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances, and the amounts incurred could be substantial. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the notes or the related guarantees. To the extent that such assets cannot satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes or the related guarantees. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes or the related guarantees.

We conduct our operations through our subsidiaries and the notes will be structurally subordinated to any indebtedness and other liabilities of our current and future subsidiaries.

The notes will be unsecured, unsubordinated debt obligations of Walgreens Boots Alliance, a holding company with no business operations of its own. Our assets primarily consist of direct and indirect ownership interests in, and our business is conducted through, our subsidiaries. Our subsidiaries are separate legal entities that are not guarantors of the notes and have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividend, loan or other payment. In addition, any payment of dividends, loans or other payments by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. As a consequence, our indebtedness, including the notes, will be structurally subordinated to existing and future indebtedness and other liabilities of our existing and future subsidiaries with respect to the assets of such subsidiaries. As of February 29, 2016, the aggregate amount of liabilities of our consolidated subsidiaries, excluding intercompany liabilities, was approximately $22.4 billion.

Upon consummation of the Merger, any indebtedness of Rite Aid that has not been repaid and remains outstanding will be assumed by us and will also be structurally senior to the notes with respect to the assets of Rite Aid and its subsidiaries that are guarantors of such notes. In addition, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent, if any, we are recognized as a creditor of that subsidiary. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise.

As of February 29, 2016, Walgreens had approximately $2.0 billion aggregate principal amount of outstanding notes that are unconditionally guaranteed on an unsecured and unsubordinated basis by Walgreens Boots Alliance. As described above, the notes will be structurally subordinated to any claims on Walgreens’ assets. Additionally, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of Walgreens Boots Alliance, holders of the Walgreens notes would have a claim to any assets that would rank equally in right of payment with the claim of holders of the notes offered hereby.

Our credit ratings may not reflect all risks of your investment in the notes.

Our debt securities are subject to periodic review by one or more independent credit rating agencies and may be subject to rating and periodic review by additional independent credit rating agencies in the future. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the notes and increase our corporate borrowing costs.

Active trading markets may not develop for the notes.

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange. Certain of the underwriters have advised us that they presently intend to make markets in the notes of each series as permitted by applicable law. However, the underwriters are not obligated to make a market in each series of notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading markets in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or of companies in our industry. As a result, no assurance can be given (i) that active trading markets will develop or be maintained for the notes, (ii) as to the liquidity of any markets that do develop or (iii) as to your ability to sell any notes you may own or the prices at which you may be able to sell your notes.

If the Merger Closing Date does not occur on or prior to the occurrence of a Special Mandatory Redemption Trigger (as defined below), we will be required to redeem the notes outstanding (other than the 2026 notes and the 2046 notes) on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. As a result, holders of the notes may not obtain their expected return on those notes.

We may not consummate the Merger within the timeframe specified under “Description of the Notes—Special Mandatory Redemption.” Our ability to consummate the Merger is subject to various closing conditions, including regulatory approvals and other matters over which we have limited or no control. If we fail to consummate the Merger on or prior to June     , 2017 (the first anniversary of the issue date of the notes) or the Merger Agreement is terminated at any time on or prior to such date for any reason, we will be required to redeem the 2018 notes, the 2021 notes and the 2023 notes (but not the 2026 notes or 2046 notes) at a redemption price equal to 101% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If we redeem the 2018 notes, the 2021 notes and the 2023 notes pursuant to the Special Mandatory Redemption (as defined below), holders may not obtain their expected return on such notes and may not be able to reinvest the proceeds from such Special Mandatory Redemption in an investment that results in a comparable return. In addition, as a result of the Special Mandatory Redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. Holders of the 2026 notes and 2046 notes will not have any right to require us to repurchase their notes regardless of whether the Merger is consummated, except upon the occurrence of a change of control triggering event. If the Merger is not consummated on or prior to the occurrence of a Special Mandatory Redemption Trigger, the 2026 notes and the 2046 notes (in a total aggregate principal amount of $            ) will remain outstanding. Holders will have no rights under the Special Mandatory Redemption if the Merger closes on or prior to the occurrence of a Special Mandatory Redemption Trigger, nor will they have any right to require us to repurchase their notes if, between the closing of this offering and the completion of the Merger, we experience any changes (including any material adverse changes) in our business or financial condition. Furthermore, the proceeds of this offering will not be deposited into an escrow account pending any Special Mandatory Redemption and it is possible that we will not have sufficient financial resources available to satisfy our obligation, if any, to redeem the applicable series of notes if we are required to pursuant to the Special Mandatory Redemption. For a description of the Special Mandatory Redemption, see “Description of the Notes—Special Mandatory Redemption.”

We may choose to redeem the notes of any series prior to maturity.

We may redeem some or all of the notes of any series at any time. See “Description of the Notes—Optional Redemption.” Although the notes contain provisions designed to compensate you for the lost value of your notes if we redeem some or all of the notes at certain dates prior to maturity, the redemption prices we will pay will be only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

We may not be able to repurchase the notes upon a change of control triggering event.

Unless we exercise our right to redeem the notes or have defeased the notes as described in the indenture, upon a change of control triggering event, we will be required to make an offer to each holder of the notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. A “change of control triggering event” will occur when there is (i) a change of control involving Walgreens Boots Alliance and (ii) within a specified period in relation to the change of control, the notes are downgraded by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings, Inc. and are rated below an investment grade rating by each of these rating agencies. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available at such time to satisfy its obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Change of Control Triggering Event.”

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $5,967 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Merger, to retire a portion of Rite Aid’s debt and to pay related fees and expenses. Any remaining net proceeds from the offering after the consummation of the Merger will be used for general corporate purposes. This offering is not conditioned on the consummation of the Merger. Pending the application of the net proceeds to finance the Merger, we may temporarily invest the net proceeds in cash equivalents or short-term investments.

If we do not consummate the Merger on or prior to the occurrence of a Special Mandatory Redemption Trigger, we will be required to redeem the 2018 notes, the 2021 notes and the 2023 notes (but not the 2026 notes or 2046 notes) at a redemption price equal to 101% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. In the event that the Merger is not consummated on or prior to the occurrence of a Special Mandatory Redemption Trigger, we would not be required to redeem the 2026 notes or the 2046 notes and would instead intend to use the net proceeds from the sale of the 2026 notes and the 2046 notes for general corporate purposes.

In addition to the net proceeds from this offering, we expect to use available cash and the proceeds from borrowings under the 2015 Credit Agreements and other financings, which may include bank financings, commercial paper and/or private debt placements, to fund a portion of the cash consideration payable in connection with the Merger, to retire a portion of Rite Aid’s debt and to pay related fees and expenses.

The following table summarizes the estimated sources and uses of funds for the Merger as if such Merger had been completed on February 29, 2016. Actual amounts set forth in the table and in the accompanying footnotes are subject to adjustments and may differ at the time of the consummation of the Merger depending on several factors, including, without limitation, differences from our estimation of fees and expenses, the actual closing date of the Merger, the amount of cash generated by Rite Aid and our business prior to consummation of the Merger, as well as liability management and refinancing activities conducted prior to that time, and the outstanding amount of indebtedness of Rite Aid and Walgreens Boots Alliance at that time.

Sources of Funds:		Uses of Funds:
	(dollars in millions)		(dollars in millions)
Cash on hand	$2,500	Cash consideration for the Merger (4)	$9,698
New Term Loan Facility (1)	5,000	Retirement of a portion of Rite Aid existing debt (5)	4,920
Notes offered hereby (2)	5,976	Estimated fees and expenses (6)	120
Other financings (3)	1,262

Total sources of funds	$14,738	Total uses of funds	$14,738

(1)	For more information see “Description of Other Indebtedness—Credit Agreements.”
(2)	Represents proceeds from the offering, after deducting underwriting discounts and commissions (but not deducting offering expenses).
(3)	Represents additional proceeds from other debt financings we expect to complete prior to the consummation of the Merger, which may include bank financings, commercial paper and/or private debt placements.
(4)	Represents cash to be paid to Rite Aid stockholders based on shares outstanding as of February 27, 2016, plus the estimated amount payable upon consummation of the Merger with respect to outstanding Rite Aid equity incentive awards.
(5)	Represents (a) the repayment of $3,070 million principal amount of Rite Aid loans under its credit facilities that are required to be repaid in connection with the Merger, (b) the optional redemption of $902 million aggregate principal amount of Rite Aid’s 9.25% Senior Notes due 2020 and $810 million aggregate principal amount of Rite Aid’s 6.75% Senior Notes due 2021 and (c) accrued and unpaid interest and premium, if applicable, as if such credit facilities and notes had been repaid or redeemed, as applicable, on February 27, 2016. Based on the outstanding amounts and terms of debt outstanding, as well as market conditions prevailing at the time of the Merger, we may implement additional liability management transactions for Rite Aid’s remaining debt and/or alter our current estimates regarding the assumption or refinancing of such debt. The amounts set forth herein are based on Rite Aid financial statements as of February 27, 2016. The final amounts of debt assumed, refinanced, exchanged, tendered or otherwise retired will depend on a number of factors, including, but not limited to, future business performance and financial policy decisions of Rite Aid, the date of consummation of the Merger and financial market conditions, including prevailing interest rates. To the extent these factors diverge from management’s current estimates, the ultimate amount of Rite Aid debt retired and/or assumed upon consummation of the Merger will vary.
(6)	Includes financial, legal and accounting advisory fees related to the Merger, a portion of unpaid commitment fees for 2015 Credit Agreements entered into in connection with the Merger, and the estimated expenses of this offering, excluding underwriting discounts and commissions, payable by the Company. See “Underwriting.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. For the purpose of computing these ratios, “earnings” consist of earnings before income tax provision and before adjustment for income or loss from equity investees, interest, distributed income of equity-method investees, and the portions of rentals representative of the interest factor. “Fixed charges” consist of interest expense (which includes amortization of capitalized debt issuance costs), capitalized interest and the portions of rentals representative of the interest factor.

	Six Months Ended February 29,	Twelve Months Ended August 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	3.42	3.43	3.14	3.57	3.68	4.54

CAPITALIZATION

The following table sets forth our cash and our capitalization as of:

•	February 29, 2016 on an actual basis; and

•	February 29, 2016 on an as adjusted basis, to give effect to the offering of the notes prior to giving effect to the Merger.

This table should be read in conjunction with “Use of Proceeds” and assumes that none of the 2018 notes, the 2021 notes or the 2023 notes would be redeemed pursuant to the Special Mandatory Redemption. If the Merger is not consummated on or prior to the occurrence of a Special Mandatory Redemption Trigger, the 2026 notes and the 2046 notes will remain outstanding in accordance with their respective terms, which would increase our total long-term debt as of February 29, 2016 on an as-adjusted basis by approximately $             million to $             million. You should also read the consolidated financial statements and the notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

(dollars in millions)	As of February 29, 2016
	Actual	As Adjusted (11)
Cash and cash equivalents (1)	$3,586	$9,553

Short-Term Borrowings (2)
Unsecured variable rate notes due 2016	$749	$749
Other (3)	303	303

Total short-term borrowings	$1,052	$1,052

Long-Term Debt (2)
Unsecured Pound Sterling variable rate term loan due 2019 (4)	$2,013	$2,013
1.750% unsecured notes due 2017	747	747
5.250% unsecured notes due 2019 (5)	253	253
2.700% unsecured notes due 2019	1,244	1,244
2.875% unsecured Pound Sterling notes due 2020 (4)	552	552
3.300% unsecured notes due 2021	1,241	1,241
3.100% unsecured notes due 2022	1,193	1,193
3.800% unsecured notes due 2024	1,986	1,986
3.600% unsecured Pound Sterling notes due 2025 (4)	414	414
2.125% unsecured Euro notes due 2026 (6)	811	811
4.500% unsecured notes due 2034	494	494
4.400% unsecured notes due 2042	492	492
4.800% unsecured notes due 2044	1,492	1,492
% notes due 2018 offered hereby (7)	—
% notes due 2021 offered hereby (7)	—
% notes due 2023 offered hereby (7)	—
% notes due 2026 offered hereby (8)	—
% notes due 2046 offered hereby (8)	—

Total notes offered hereby (2)	—	5,976

Other (9)	42	42

Total long-term debt (10)(11)	$12,974	$18,950

Noncontrolling interest	412	412

Shareholders’ equity	29,506	29,506

Total capitalization	$43,944	$49,920

(1)

As adjusted cash and cash equivalents reflect increased amounts from the receipt of proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us pending the final application. See “Use of

Proceeds.” Amounts presented in the as adjusted cash and cash equivalents column do not reflect the effects of the consummation of the Merger, such as the use of proceeds from the offering of the notes for payment of the consideration of the Merger or cash we expect to use to retire Rite Aid debt or pay fees and expenses related to the Merger. Please see “Prospectus Supplement Summary—Rite Aid Merger” and “Use of Proceeds” for a discussion of our expectations of the cash to be paid upon consummation of the Merger to Rite Aid stockholders and employees, for the retirement of a portion of Rite Aid’s debt and for the payment of related fees and expenses.
(2)	All notes are presented net of unamortized discount and debt issuance costs, where applicable.
(3)	Other short-term borrowings represent a mix of fixed and variable rate borrowings with various maturities and working capital facilities denominated in various foreign currencies including bank overdrafts.
(4)	Pound Sterling denominated notes are translated at the February 29, 2016 spot rate of $1.39 to one British Pound Sterling.
(5)	Also includes interest rate swap fair market value adjustments.
(6)	Euro denominated notes are translated at the February 29, 2016 spot rate of $1.09 to one Euro.
(7)	Subject to Special Mandatory Redemption.
(8)	Not subject to Special Mandatory Redemption and will remain outstanding in accordance with their respective terms even if the Merger is not consummated on or prior to the occurrence of a Special Mandatory Redemption Trigger.
(9)	Other long-term debt represents a mix of fixed and variable rate borrowings in various foreign currencies with various maturities.
(10)	As adjusted amount does not reflect the $5,000 million principal amount of borrowings under our new term loan to be disbursed upon closing of the Merger and $1,262 million in other indebtedness (net of expected issuance costs) that we currently expect to incur in connection with the consummation of the Merger. See “Prospectus Supplement Summary—Rite Aid Merger” and “Use of Proceeds.”
(11)	As adjusted amount does not reflect the estimated additional $2,303 million of Rite Aid indebtedness that we currently expect to assume upon consummation of the Merger (based on Rite Aid financial statements as of February 27, 2016). The actual amount of Rite Aid indebtedness that we will assume will depend on various factors including, without limitation, the actual closing date of the Merger, the amount of cash generated by Rite Aid, and financial policy decisions taken by Rite Aid prior to consummation of the Merger as well as liability management and refinancing activities conducted prior to such time and the outstanding amounts of indebtedness of Rite Aid at such time.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of the Notes” section, the terms “we,” “our,” “us” and “Company” refer solely to Walgreens Boots Alliance, Inc. (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture (as defined below).

General

The notes will be issued as five separate series of debt securities under an indenture to be entered into by and among us and Wells Fargo Bank, National Association, as trustee (the “trustee”), with certain terms of the notes being set forth in an officers’ certificate (together, the “indenture”).

The notes will not have the benefit of any sinking fund. The notes will not be convertible or exchangeable.

The provisions of the indenture relating to defeasance and covenant defeasance as described in the indenture will apply to the notes.

We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking

The notes will be our unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding.

Interest Payments and Maturity

The 2018 notes will initially be limited to $                 aggregate principal amount and will mature on                     , 2018. The 2021 notes will initially be limited to $                 aggregate principal amount and will mature on                     , 2021. The 2023 notes will initially be limited to $                 aggregate principal amount and will mature on                     , 2023. The 2026 notes will initially be limited to $                 aggregate principal amount and will mature on                     , 2026. The 2046 notes will initially be limited to $                 aggregate principal amount and will mature on                     , 2046.

The notes of each series will bear interest at the applicable rate shown on the cover of the prospectus supplement, accruing from                     , 2016 or the most recent interest payment date to which interest has been paid or provided for.

We will pay interest on the 2018 notes semi-annually in arrears on                      and                      of each year, beginning on                     , 2016, to persons in whose names such notes are registered at the close of business on the preceding                      or                      (whether or not a Business Day), as the case may be. We will pay interest on the 2021 notes semi-annually in arrears on                      and                      of each year, beginning on                     , 2016, to persons in whose names such notes are registered at the close of business on the preceding                      or                      (whether or not a Business Day), as the case may be. We will pay interest on the 2023 notes semi-annually in arrears on                      and                      of each year, beginning on                     , 2016, to persons in whose names such notes are registered at the close of business on the preceding                      or                      (whether or not a Business Day), as the case may be. We will pay interest on the

2026 notes semi-annually in arrears on                      and                      of each year, beginning on                     , 2016, to persons in whose names such notes are registered at the close of business on the preceding                      or                      (whether or not a Business Day), as the case may be. We will pay interest on the 2046 notes semi-annually in arrears on                      and                      of each year, beginning on                     , 2016, to persons in whose names such notes are registered at the close of business on the preceding                      or                      (whether or not a Business Day), as the case may be. We will calculate the amount of interest payable on the notes on the basis of a 360-day year of twelve 30-day months. If the date on which a payment of interest or principal on the notes is scheduled to be paid is not a Business Day, then that interest or principal will be paid on the next succeeding Business Day but no further interest will be paid in respect of the delay in such payment.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the Corporate Trust Office is located are authorized or obligated by law, regulation or executive order to close.

“Corporate Trust Office” means the principal office of the trustee from which at any particular time, the trustee administers the indenture, which office is presently located at 150 East 42nd Street, 40th Floor, New York, New York 10017, except that with respect to the presentation of Securities for payment or for registration of transfer or exchange and the location of the Securities Registrar such term means the office or agency of the trustee at which at any particular time its corporate agency business shall be conducted.

The notes will cease to bear interest upon maturity unless, upon due presentation, payment of the amount due is improperly withheld or refused, in which case the notes will continue to bear interest (before as well as after judgment) until the day on which all sums due in respect of such notes up to that day are received by or on behalf of the relevant holder of such notes.

Optional Redemption

We may redeem (i) the 2018 notes, at any time prior to their scheduled maturity in whole or from time to time in part, (ii) the 2021 notes, at any time prior to                 , 2021 (the “2021 Par Call Date”) (1 month prior to the maturity date of the 2021 notes) in whole or from time to time prior to                 , 2021 in part, (iii) the 2023 notes, at any time prior to                 , 2023 (the “2023 Par Call Date”) (2 months prior to the maturity date of the 2023 notes) in whole or from time to time prior to                 , 2023 in part, (iv) the 2026 notes, at any time prior to                 , 2026 (the “2026 Par Call Date”) (3 months prior to the maturity date of the 2026 notes) in whole or from time to time prior to                 , 2026 in part and (v) the 2046 notes, at any time prior to                 , 2045 (the “2045 Par Call Date, and collectively with the 2021 Par Call Date, the 2023 Par Call Date and the 2026 Par Call Date, the “Par Call Dates”) (6 months prior to the maturity date of the 2046 notes) in whole or from time to time prior to                 , 2045 in part, in each case, at our option at a redemption price equal to the greater of (the “Applicable Premium”):

in the case of the 2021 notes, the 2023 notes, the 2026 notes and the 2046 notes:

(1) 100% of the principal amount of such series of notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon to the applicable Par Call Date (not including any portion of such payments of interest accrued as of the redemption date) that would be due if such series of notes matured on the relevant Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus          basis points for the 2021 notes, plus          basis points for the 2023 notes, plus          basis points for the 2026 notes and plus          basis points for the 2046 notes, plus, in every case, accrued and unpaid interest on such series of notes to be redeemed to, but excluding, the redemption date; or

in the case of the 2018 notes:

(1) 100% of the principal amount of such series of notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon to the scheduled maturity date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus          basis points, plus accrued and unpaid interest on such notes to, but excluding, the redemption date.

In addition, at any time on or after the 2021 Par Call Date with respect to the 2021 notes, the 2023 Par Call Date with respect to the 2023 notes, the 2026 Par Call Date with respect to the 2026 notes or the 2045 Par Call Date with respect to the 2046 notes, we may redeem some or all of the applicable series of notes (other than the 2018 notes) at our option, at a redemption price equal to 100% of the principal amount of such series of notes to be redeemed, plus, in every case, accrued and unpaid interest on such series of notes to be redeemed to, but excluding, the redemption date.

Further, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the applicable interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

For purposes of the optional redemption provisions of the notes, the following terms will be applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Primary Treasury Dealer” means a primary United States government securities dealer in the United States.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and UBS Securities LLC (or their affiliates that are Primary Treasury Dealers) and their successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, at least 15 days (or such shorter period as is specified solely in respect of any Special Mandatory Redemption) but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption of the notes may, at our discretion, be subject to one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed, or such notice may be rescinded at any time in our discretion if in our good faith judgment any or all of such conditions will not be satisfied. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate, in accordance with applicable DTC procedures.

Special Mandatory Redemption

In the event that the Merger Closing Date does not occur on or prior to June     , 2017 (the first anniversary of the issue date of the notes) or if the Merger Agreement is terminated at any time on or prior to June     , 2017 (the first anniversary of the issue date of the notes) (each of such events being a “Special Mandatory Redemption Trigger”), then we will redeem in whole and not in part the aggregate principal amount of the 2018 notes, the 2021 notes and the 2023 notes (but not the 2026 notes or the 2046 notes) outstanding on the Special Mandatory Redemption Date (as defined below) at a redemption price per note (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of any notes to be redeemed, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The 2026 notes and the 2046 notes are not subject to special mandatory redemption and will remain outstanding in accordance with their terms even if the Merger is not consummated on or prior to the occurrence of a Special Mandatory Redemption Trigger.

We will cause a notice of Special Mandatory Redemption to be mailed to the trustee and mailed, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, to the holders of the 2018 notes, the 2021 notes and the 2023 notes at their registered addresses no later than 10 days following the occurrence of a Special Mandatory Redemption Trigger, which shall provide for the redemption of the 2018 notes, the 2021 notes and the 2023 notes on or prior to the third business day (the “Special Mandatory Redemption Date”) following the date of such notice. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price for each series of notes to be redeemed on the Special Mandatory Redemption Date with the trustee or a paying agent on or before such Special Mandatory Redemption Date, the 2018 notes, the 2021 notes and the 2023 notes will cease to bear interest and all rights under such notes shall terminate.

The provisions described in this “Special Mandatory Redemption” section may not be waived or modified with respect to the 2018 notes, the 2021 notes or the 2023 notes without the written consent of all holders of such series of notes.

Upon the occurrence of the Merger Closing Date, the provisions described in this “Special Mandatory Redemption” section will cease to apply.

“Merger Closing Date” means the date on which the Merger is consummated.

Change of Control Triggering Event

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above or have defeased the notes as described in the indenture, we will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase (a “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to the trustee and mailed, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, to holders of the notes, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered electronically) (a “change of control payment date”). The notice will, if mailed (or delivered electronically) prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date. In addition, if such change of control offer is subject to satisfaction of such condition that the change of control triggering event occur on or prior to the applicable change of control payment date, such notice shall state that, in our discretion, the change of control payment date may be delayed until such time (including more than 60 days after the date the notice of the change of control offer was delivered) as such condition shall be satisfied or waived, or such change of control offer may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the change of control payment date, or by the change of control payment date so delayed, or such notice may be rescinded at any time in our discretion if in our good faith judgment such condition will not be satisfied.

On each change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will be required to comply with such securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict and compliance.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Board of Directors” means our board of directors or any authorized committee thereof.

“Change of control” means the occurrence of: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than us or one of our subsidiaries or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (1) we become a direct or indirect wholly owned subsidiary of another corporate entity and (2)(A) the direct or indirect holders of the voting stock of such entity immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a corporate entity satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of such corporate entity. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the three rating agencies and the notes are rated below an investment grade rating by each of the three rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing upon the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following the consummation of the change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if such rating agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The covenants described in the accompanying prospectus under the captions “Description of Securities—Covenants—Limitation on Liens,” “Description of Securities—Covenants—Limitation on Sale and Leaseback Transactions” and “Description of Securities—Covenants—Merger, Consolidation or Sale of Assets” apply to the notes.

Defeasance; Satisfaction and Discharge

The notes will be subject to defeasance as well as satisfaction and discharge, and the covenants set forth in the accompanying prospectus under the captions “Description of Securities—Covenants—Limitation on Liens,” “Description of Securities—Covenants—Limitation on Sale and Leaseback Transactions” and “Description of Securities—Covenants—Merger, Consolidation or Sale of Assets” (together with the other covenants set forth in section 4.2(3) of the indenture and our obligations under “—Change of Control Triggering Event” above) will, in each case, be subject to covenant defeasance, as set forth in the indenture, provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the redemption date were the date of such notice of redemption), with any deficit as of the redemption date only required to be deposited with the trustee on or prior to the redemption date.

Events of Default

The provisions of the indenture described under “Description of Securities—Events of Default” in the accompanying prospectus will apply to the notes.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee, securities registrar and paying agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, securities registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. We and Rite Aid maintain banking relationships in the ordinary course of business with the trustee and its affiliates. Wells Fargo Bank, National Association also holds existing debt of Rite Aid, and may receive a portion of the net proceeds of this offering to the extent such net proceeds are used to pay down Rite Aid’s existing indebtedness.

BOOK-ENTRY SYSTEM

Global Notes

We will issue the notes in the form of one or more global notes (the “global notes”) in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC or such other name as may be requested by an authorized representative of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, which we refer to as “direct participants,” deposit with DTC.

•	DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, which eliminates the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which we refer to as “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as “indirect participants.”

•	The DTC rules applicable to direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between participants in DTC, on the one hand, and Clearstream or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time zone differences, the securities account of a Clearstream or Euroclear participant purchasing an interest in a note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Clearstream or Euroclear participant, during the securities settlement processing day (which must be a business day for Clearstream or Euroclear) immediately following the settlement date of DTC. We understand that cash received in Clearstream or Euroclear as a result of sales of interests in a note by or through a Clearstream or Euroclear participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day for Clearstream or Euroclear following DTC’s settlement date.

Although we understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

We will issue certificated notes to, and register in the name of, each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a summary of certain outstanding indebtedness and other anticipated financing arrangements of Walgreens Boots Alliance. The following summary is not a complete description of the terms of these debt obligations and financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to Walgreens Boots Alliance’s filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Existing Notes

In January 2009, Walgreens issued and sold $1.0 billion aggregate principal amount of 5.25% notes due 2019. In August 2015, $750 million aggregate principal amount of these notes were redeemed. In addition, in September 2012, Walgreens issued and sold $4.0 billion aggregate principal amount of notes, consisting of $550.0 million of floating rate notes due 2014 (the “2014 floating rate notes”), $750.0 million of 1.000% notes due 2015, $1.0 billion of 1.800% notes due 2017, $1.2 billion of 3.100% notes due 2022 and $500.0 million of 4.400% notes due 2042. Walgreens repaid the 2014 floating rate notes when they matured in March 2014 and the 1.000% Notes due 2015 when they matured in March 2015. In August 2015, the 1.800% notes due 2017 were redeemed in full. As of February 29, 2016, Walgreens had approximately $2.0 billion aggregate principal amount of outstanding notes that are unconditionally guaranteed on an unsecured and unsubordinated basis by Walgreens Boots Alliance. Such notes contain customary covenants and events of default.

In addition, in November 2014, Walgreens Boots Alliance issued and sold (i) $8.0 billion aggregate principal amount of notes, consisting of $750.0 million of floating rate notes due 2016 (the “2016 floating rate notes”), $750.0 million of 1.750% notes due 2017, $1.25 billion of 2.700% notes due 2019, $1.25 billion of 3.300% notes due 2021, $2.0 billion of 3.800% notes due 2024, $500.0 million of 4.500% notes due 2034 and $1.5 billion of 4.800% notes due 2044 and (ii) £400.0 million of 2.875% notes due 2020, £300.0 million of 3.600% notes due 2025 and €750.0 million of 2.125% notes due 2026. Walgreens Boots Alliance repaid the 2016 floating rate notes when they matured in May 2016. As of the date of this prospectus supplement, $11.1 billion aggregate principal amount of notes issued by Walgreens Boots Alliance remain outstanding (using currency exchange rates as of May 23, 2016). Such notes contain customary covenants and events of default.

Credit Agreements

On November 10, 2014, Walgreens Boots Alliance and Walgreens entered into a five-year unsecured term loan credit agreement (the “2014 Term Loan Credit Agreement”), which provides Walgreens Boots Alliance and Walgreens with the ability to borrow up to £1.45 billion. Borrowings under the 2014 Term Loan Credit Agreement bear interest at a fluctuating rate per annum equal to the reserve adjusted LIBOR plus an applicable margin based on Walgreens Boots Alliance’s credit ratings. As of February 29, 2016, Walgreens Boots Alliance had borrowed £1.45 billion ($2.0 billion at the February 29, 2016 spot rate of $1.39 to £1) under the 2014 Term Loan Credit Agreement.

On November 10, 2014, Walgreens Boots Alliance and Walgreens also entered into a five-year unsecured, multicurrency revolving credit agreement (the “2014 Revolving Credit Agreement”, and together with the 2014 Term Loan Credit Agreement, the “2014 Credit Agreements”). The 2014 Revolving Credit Agreement provides Walgreens Boots Alliance and Walgreens the ability to borrow up to $3.0 billion, of which $500 million is available for the issuance of letters of credit. The issuance of letters of credit reduces the aggregate amount otherwise available under the 2014 Revolving Credit Agreement for the making of revolving loans. Borrowings under the 2014 Revolving Credit Agreement will bear interest at a fluctuating rate per annum equal to, at Walgreens Boots Alliance’s or Walgreen’s option, the alternate base rate or the reserve adjusted LIBOR, in each case, plus an applicable margin calculated based on Walgreens Boots Alliance’s credit ratings. As of

February 29, 2016, there were no borrowings under or letters of credit issued pursuant to the 2014 Revolving Credit Agreement.

Each of the 2014 Credit Agreements contain a covenant to maintain, as of the last day of each fiscal quarter, a ratio of consolidated debt to total capitalization not to exceed 0.60 to 1.00, as well as other customary restrictive covenants.

On December 18, 2015, Walgreens Boots Alliance entered into a Bridge Term Loan Credit Agreement with the lenders party thereto and UBS AG, Stamford Branch, as administrative agent (as amended on January 20, 2016, the “2015 Bridge Credit Agreement”) and a Term Loan Credit Agreement with the lenders party thereto and Bank of America, N.A., as administrative agent (as amended on January 20, 2016, the “2015 Term Loan Credit Agreement” and together with the 2015 Bridge Credit Agreement, the “2015 Credit Agreements”, and together with the 2014 Credit Agreements, the “Credit Agreements”).

The 2015 Bridge Credit Agreement is a 364-day unsecured bridge term loan facility. The aggregate commitments of all lenders under the 2015 Bridge Credit Agreement are equal to $7.8 billion, provided that Walgreens Boots Alliance may increase the commitments under the 2015 Bridge Credit Agreement at any time prior to the funding of the loans thereunder by up to $2.0 billion, subject to obtaining commitments from existing lenders and/or new lenders selected by Walgreens Boots Alliance and reasonably acceptable to the administrative agent. Walgreens Boots Alliance can extend up to $3.0 billion of the loans under the 2015 Bridge Credit Agreement for an additional 90-day period if desired. As of February 29, 2016, there were no borrowings under the 2015 Bridge Credit Agreement. We expect that a substantial portion, if not all, of the commitments under the 2015 Bridge Credit Agreement will be terminated upon the completion of the issuance of the notes in this offering.

The 2015 Term Loan Credit Agreement is a two-tranche unsecured term loan facility, with the first tranche maturing three years after the earlier of the funding date and October 27, 2016, and the second tranche maturing five years after the earlier of the funding date and October 27, 2016. The aggregate commitments of all lenders under the 2015 Term Loan Credit Agreement are equal to $5.0 billion. As of February 29, 2016, there were no borrowings under the 2015 Term Loan Credit Agreement.

Walgreens Boots Alliance will be the borrower under each of the 2015 Credit Agreements. The ability of Walgreens Boots Alliance to request the making of loans under each of the 2015 Credit Agreements is subject to the satisfaction (or waiver) of certain conditions set forth therein and will terminate upon the occurrence of certain events set forth therein. Borrowings under each of the 2015 Credit Agreements will bear interest at a fluctuating rate per annum equal to, at Walgreens Boots Alliance’s option, the alternate base rate or the reserve adjusted Eurocurrency rate, in each case, plus an applicable margin calculated based on Walgreens Boots Alliance’s credit ratings. Each of the 2015 Credit Agreements contains a covenant to maintain, as of the last day of each fiscal quarter, a ratio of consolidated debt to total capitalization not to exceed 0.60 to 1.00, as well as other customary restrictive covenants, which restrictive covenants shall not be in effect until the funding of the loans under the applicable 2015 Credit Agreement.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (iii) plans that are subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iv) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

Title I of ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and Title I of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan subject to ERISA or Section 4975 of the Code (each an “ERISA Plan”) and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which Issuer or Underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person involving “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transaction, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes offered hereby as of the date of this prospectus supplement. Unless otherwise stated, this summary deals only with notes held as capital assets by persons who purchase the notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the notes is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the notes offered hereby that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, and except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of the notes offered hereby (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of an integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of tax accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or an investor in an entity holding the notes);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under other United States federal tax laws (including the gift tax and the Medicare tax on certain investment income) and under the laws of any other taxing jurisdiction.

Treatment of the Notes

In certain circumstances (see “Description of the Notes—Special Mandatory Redemption” and “Description of the Notes—Change of Control Triggering Event”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make these payments may implicate the provisions of the United States Treasury regulations relating to “contingent payment debt instruments.” We believe and intend to take the position that the foregoing contingencies should not cause the notes to be subject to the contingent payment debt instrument rules. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable United States Treasury regulations. However, the position is not binding on the IRS. If the IRS were to successfully challenge this position, you might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income (rather than capital gain) any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes offered hereby.

Stated interest. Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for United States federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for United States federal income tax purposes.

Sale, exchange, retirement, redemption or other taxable disposition of notes. Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid stated interest, which will be treated in the manner described above under “—Stated interest”) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any gain or loss will be capital gain or loss. Capital gains of noncorporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes offered hereby.

United States federal withholding tax. Subject to the discussion of backup withholding and “FATCA” below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an applicable IRS Form W-8 and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E, as appropriate (or other applicable form), certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other disposition of a note.

United States federal income tax. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income, the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States federal withholding tax” are satisfied.

Subject to the discussion of backup withholding and “FATCA” below, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case you will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a flat 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses.

United States federal estate tax. If you are an individual who is neither a citizen nor a resident of the United States (as specifically defined for estate tax purposes), your estate will not be subject to United States federal estate tax on notes beneficially owned by you (or treated as so owned) at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States federal withholding tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. holders. In general, information reporting requirements will apply to certain payments of interest on the notes and the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding (currently at a rate of 28%) may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding or if you are subject to backup withholding because you previously failed to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders. Information reporting generally will apply to the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the required certification that you are not a United States person described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States federal withholding tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payer under penalties of perjury that you are not a United States person (and the payer does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes and, for a disposition of a note occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Certain Tax Consequences to Non-U.S. Holders—United States federal withholding tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the aggregate principal amount of notes indicated in the following table.

Underwriter	Aggregate Principal Amount of 2018 Notes	Aggregate Principal Amount of 2021 Notes	Aggregate Principal Amount of 2023 Notes	Aggregate Principal Amount of 2026 Notes	Aggregate Principal Amount of 2046 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$	$
HSBC Securities (USA) Inc.
UBS Securities LLC

Total	$	$	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering prices of up to         % of the principal amount of the 2018 notes, up to         % of the principal amount of the 2021 notes, up to         % of the principal amount of the 2023 notes, up to         % of the principal amount of the 2026 notes and up to         % of the principal amount of the 2046 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering prices of up to         % of the principal amount of the 2018 notes, up to         % of the principal amount of the 2021 notes, up to         % of the principal amount of the 2023 notes, up to         % of the principal amount of the 2026 notes and up to         % of the principal amount of the 2046 notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $9.0 million. We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including certain liabilities under the Securities Act.

Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., UBS Securities LLC and other of the underwriters or their affiliates are lenders under the Credit Agreements for which services they receive customary compensation. Certain of the underwriters may hold existing debt of Rite Aid, and may receive a portion of the net proceeds of this offering to the extent such net proceeds are used to pay down Rite Aid’s existing indebtedness.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from the Walgreens Boots Alliance, Inc. Annual Report on Form 10-K for the fiscal year ended August 31, 2015 and the effectiveness of Walgreens Boots Alliance, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and, for the years ended August 31, 2014 and 2013, states that their report is based in part on the report of KPMG LLP, an independent registered public accounting firm, which is also incorporated herein by reference, with respect to the consolidated financial statements of Alliance Boots GmbH (which was accounted for using the equity method of accounting) insofar as it relates to the amounts included in our equity investment and equity in earnings in Alliance Boots GmbH, on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, as of May 31, 2014, and for the year ended May 31, 2014 and ten months ended May 31, 2013, and includes an explanatory paragraph on a change in accounting method for our equity investment and equity earnings in Alliance Boots GmbH to eliminate the three month reporting lag and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting (such audit did not include the internal control over financial reporting at Alliance Boots GmbH and its subsidiaries)). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Alliance Boots GmbH as of March 31, 2014 and 2013, and for each of the years in the three-year period ended March 31, 2014, have been incorporated in this prospectus supplement and the accompanying prospectus by reference from the Walgreens Boots Alliance, Inc. Annual Report on Form 10-K filed October 28, 2015, in reliance upon the report of KPMG LLP, independent auditors, which is incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

INDUSTRY AND MARKET DATA

We use or incorporate by reference in this prospectus supplement and the accompanying prospectus data and industry forecasts which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.

Walgreens Boots Alliance, Inc. filed a registration statement on Form S-3, as amended, to register with the SEC the debt securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our debt securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K of Walgreens Boots Alliance, Inc. for the fiscal year ended August 31, 2015 (including Exhibit 99.2);

2.	Quarterly Reports on Form 10-Q of Walgreens Boots Alliance, Inc. for the quarters ended November 30, 2015 and February 29, 2016; and

3.	Current Reports on Form 8-K of Walgreens Boots Alliance, Inc. filed on October 16, 2015, October 28, 2015 (but only with respect to information included under Item 8.01, including exhibit 99.2), October 29, 2015, November 5, 2015, November 23, 2015, December 11, 2015, December 16, 2015, December 21, 2015, February 1, 2016, May 5, 2016, May 11, 2016 and May 20, 2016.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K), on or after the date of this prospectus supplement until we have terminated the offering. Those documents will become a part of this prospectus supplement and the accompanying prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus supplement and the accompanying prospectus after the date of this prospectus supplement will automatically update and may replace information in this prospectus supplement and the accompanying prospectus and information previously filed with the SEC.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-2922

Attention: Investor Relations

Documents may also be available on our website at investor.walgreensbootsalliance.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus supplement or the accompanying prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus and filed with the SEC. You may request a copy of these filings at the address and telephone number set forth above.

PROSPECTUS

Walgreens Boots Alliance, Inc.

Debt Securities

Walgreens Boots Alliance, Inc. may, from time to time, offer and sell debt securities in one or more series. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain the specific terms of the debt securities offered. The prospectus supplements will also describe the specific manner in which we will offer the debt securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

The debt securities may be offered and sold to or through underwriters, brokers, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This prospectus may not be used to offer and sell debt securities unless accompanied by a prospectus supplement.

You should carefully consider the risk factors referred to on page 4 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or debt securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus, the applicable prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, under a shelf registration process. Under this shelf registration process, we may sell debt securities under this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the debt securities offered, any initial public offering price, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these debt securities. For more detail on the terms of the debt securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

Unless otherwise indicated or the context otherwise requires, in this prospectus, we use the terms the “Company,” “we,” “us,” and “our” to refer to Walgreens Boots Alliance, Inc. and its consolidated subsidiaries. References to “debt securities” include any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Because Walgreens Boots Alliance, Inc. is a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional debt securities by filing a prospectus supplement with the SEC at the time of the offer.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.

Walgreens Boots Alliance, Inc. filed a registration statement on Form S-3 to register with the SEC the debt securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our debt securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

i

We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K of Walgreens Boots Alliance, Inc. for the fiscal year ended August 31, 2015; and

2.	Current Reports on Form 8-K of Walgreens Boots Alliance, Inc. filed on October 16, 2015, October 28, 2015 (but only with respect to information included under Item 8.01, including exhibit 99.2), October 29, 2015, November 5, 2015, November 23, 2015, December 11, 2015 and December 16, 2015.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-2922

Attention: Investor Relations

Documents may also be available on our website at investor.walgreensbootsalliance.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any applicable prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated, including, but not limited to:

•	the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements;

•	the impact of generic prescription drug inflation;

•	the timing and magnitude of the impact of branded to generic drug conversions;

•	our ability to realize anticipated synergies and achieve anticipated financial, tax and operating results in the amounts and at the times anticipated;

•	supply arrangements including our commercial agreement with AmerisourceBergen Corporation (“AmerisourceBergen”), the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects;

•	the risks associated with equity investments in AmerisourceBergen;

•	the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations;

•	the amount of costs, fees, expenses and charges incurred in connection with strategic transactions;

•	whether the actual costs associated with restructuring activities will exceed estimates;

•	our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated;

•	the timing and amount of any impairment or other charges;

•	changes in management’s assumptions;

•	the risks associated with governance and control matters;

•	the ability to retain key personnel;

•	changes in economic and business conditions generally or in the markets in which we participate;

•	changes in financial markets, interest rates and foreign currency exchange rates;

•	the risks associated with international business operations;

•	the risk of unexpected costs, liabilities or delays;

•	changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms;

•	risks of inflation in the cost of goods;

•	risks associated with the operation and growth of our customer loyalty programs;

•	competition;

•	risks associated with new business areas and activities;

•	risks associated with acquisitions, divestitures, joint ventures and strategic investments; and

•	the risks associated with the integration of complex businesses, subsequent adjustments to preliminary purchase accounting determinations, outcomes of legal and regulatory matters and changes in legislation, regulations or interpretations thereof.

These and other risks, assumptions and uncertainties are described in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

INDUSTRY AND MARKET DATA

We use or incorporate by reference in this prospectus data and industry forecasts which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

THE COMPANY

Walgreens Boots Alliance, Inc. (“Walgreens Boots Alliance”) is the first global, pharmacy-led health and wellbeing enterprise and had net sales of $103.4 billion in the fiscal year ended August 31, 2015. Our purpose is to help people across the world lead healthier and happier lives.

Together with our equity method investments, as of August 31, 2015:

•	we are a global leader in pharmacy-led health and wellbeing retail, with more than 13,100 stores in 11 countries;

•	we are one of the largest global pharmaceutical wholesale and distribution networks, with more than 350 distribution centers delivering to more than 200,000 pharmacies, doctors, health centers and hospitals each year in 19 countries;

•	we are one of the world’s largest purchasers of prescription drugs and other health and wellbeing products; and

•	we employ more than 370,000 employees, of which more than 100,000 are healthcare providers such as pharmacists, pharmacy technicians, nurse practitioners and other health related professionals.

Our portfolio of retail and business global brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, including No7, Botanics, Liz Earle and Soap & Glory. Our global brands portfolio is enhanced by our in-house new product research and development and manufacturing capabilities. We seek to further drive innovative ways to address global health and wellness challenges. We believe we are well positioned to expand customer offerings in existing markets and become a health and wellbeing partner of choice in emerging markets.

Walgreens Boots Alliance was incorporated in Delaware in 2014 and is the successor to Walgreen Co., an Illinois corporation, which was formed in 1909 as a successor to a business founded in 1901. Our principal executive offices are located at 108 Wilmot Road, Deerfield, Illinois 60015. Our telephone number is (847) 315-2500. Walgreens Boots Alliance’s common stock trades on the NASDAQ Stock Market under the symbol “WBA”.

RISK FACTORS

Investing in the debt securities involves significant risks. Before you invest in the debt securities, in addition to the other information contained in this prospectus and in the applicable prospectus supplement, you should carefully consider the risks and uncertainties identified in Walgreens Boots Alliance’s reports filed with the SEC that are incorporated or deemed incorporated by reference into this prospectus and the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years is set forth below. For the purpose of computing these ratios, “earnings” consist of earnings before income tax provision and before adjustment for income or loss from equity investees, interest, distributed income of equity-method investees, and the portions of rentals representative of the interest factor. “Fixed charges” consist of interest expense (which includes amortization of capitalized debt issuance costs), capitalized interest and the portions of rentals representative of the interest factor.

	Fiscal Years Ended August 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(a)	3.43	3.14	3.57	3.68	4.54

(a)	As Walgreens Boots Alliance became the successor of Walgreens on December 31, 2014, the consolidated ratio of earnings to fixed charges reflect the results of operations and financial position of Walgreens and its subsidiaries for periods prior to December 31, 2014 and of Walgreens Boots Alliance and its subsidiaries for periods after the closing of the Reorganization and the Second Step Transaction on December 31, 2014.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. Until we apply the proceeds from the sale of the debt securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable debt securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following description briefly summarizes certain terms and provisions of the debt securities to which a prospectus supplement may relate. We may issue debt securities from time to time in one or more series. Each time we offer debt securities, the prospectus supplement related to that offering will describe the applicable terms.

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract to be entered into by us and a financial institution, acting as trustee on your behalf. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs certain administrative duties for us, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in one or more series under an indenture between Walgreens Boots Alliance, Inc. and Wells Fargo Bank, National Association, as trustee (the “indenture”).

This description does not describe every aspect of the debt securities. We urge you to read the indenture governing the debt securities because it, and not this description, defines your rights as a holder of debt securities. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. This description is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture covering the debt securities, as described below, including definitions of some terms used in the indenture. The indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the indenture.

References to “we,” “us,” “our” and “issuer” in this section refer to Walgreens Boots Alliance, Inc. and any successors (and not its subsidiaries).

General

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be our unsecured, unsubordinated obligations. As unsubordinated debt securities, they will rank equally with all of our other unsecured and unsubordinated indebtedness.

Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and capital lease obligations, of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

The indenture provides for the issuance by us from time to time of debt securities in one or more series. The indenture does not limit the aggregate principal amount of debt securities we may issue under the indenture. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that we may issue.

The indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, an authorizing resolution and officers’ certificate or a supplemental indenture, if any, relating to that series. The prospectus supplement relating to a particular series of debt securities will describe the specific terms of the series of debt securities offered by that prospectus supplement and this prospectus.

We may issue debt securities with terms different from those of debt securities that may already have been issued. All debt securities of any one series need not be issued at the same time and, unless otherwise so provided, we may from time to time, without the consent of holders of any series of debt securities, create and issue additional debt securities, having the same terms and conditions and with the same CUSIP, ISIN and other identifying number as any series of debt securities initially issued, in an unlimited aggregate principal amount, except for issue date, issue price and the first payment of interest thereon. Any such additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of the applicable series, provided that any such additional debt securities that are not fungible with the applicable series of debt securities initially issued for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the previously outstanding debt securities of the applicable series.

A series may be reopened for issuances of additional debt securities of such series; provided, however, that, pursuant to the indenture, any additional debt securities that are not fungible with the previously outstanding debt securities of the applicable series for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the previously outstanding debt securities of the applicable series.

There is no requirement that we issue debt securities in the future under the same indenture, and we may use other indentures or documentation, containing materially different provisions, in connection with future issues of other debt securities.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, the indenture does not contain any provisions that would limit our ability to incur indebtedness (other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that may be issued by us) or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving our company. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information about any deletions from, modifications or additions to the events of default or covenants described below, including any addition of a covenant or other provisions providing event risk or similar protection.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

Covenants

The indenture contains certain restrictive covenants that apply, or may apply, to Walgreens Boots Alliance and its Subsidiaries (as defined below). The covenants described below under “Limitation on Liens,” “Limitation on Sale and Leaseback Transactions” and “Merger, Consolidation or Sale of Assets” will not apply to a series of debt securities issued under the indenture unless we specifically so provide in the applicable prospectus supplement.

Limitation on Liens

We agree that we will not, and will not permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any indebtedness for borrowed money (“Debt”), secured by a Mortgage (as defined below) upon any Operating Property (as defined below) owned by, or leased to, us or any of our Restricted Subsidiaries, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by us or any

Restricted Subsidiary, at the issue date of each applicable series of outstanding debt securities or thereafter acquired, without effectively providing concurrently that such outstanding debt securities authenticated and delivered under the indenture (together with, if we so determine, any other Debt of ours or any Restricted Subsidiary then existing or thereafter created which is not subordinate in right of payment to such outstanding debt securities) are secured equally and ratably with, or at our option, prior to such Debt so long as such Debt is so secured.

The foregoing restrictions will not apply to Debt secured by the following, and the Debt so secured will be excluded from any computation under the next succeeding paragraph below:

1.	Mortgages on property, assets (including, without limitation, shares of capital stock) or Debt existing at the time of the acquisition thereof;

2.	Mortgages on property, assets (including, without limitation, shares of capital stock) or Debt issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary) of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with us or a Restricted Subsidiary or within 365 days thereof or at the time of a sale, lease or other disposition of the properties of such corporation or other entity (or a division of such corporation or other entity) as an entirety or substantially as an entirety to us or a Restricted Subsidiary or within 365 days thereof;

3.	Mortgages on property, assets (including, without limitation, shares of capital stock) or Debt of a corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary;

4.	Mortgages in favor of us or a Restricted Subsidiary;

5.	Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property or assets (including, without limitation, shares of capital stock), or to secure Debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets;

6.	Mortgages in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country, or any department, agency or instrumentality or any political subdivision thereof, to secure partial, progress, advance or other payments;

7.	Mortgages incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103 (b) of the Internal Revenue Code; and

8.	Mortgages existing on the issue date of the applicable series of outstanding debt securities or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the issue date of the applicable series of outstanding debt securities or referred to in clauses (1) to (3), (5) or (7), provided that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) to (3), (5) or (7) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, we and our Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the outstanding debt securities authenticated and delivered under the indenture if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages (other than (i) any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph and (ii) any Debt secured in compliance with the first paragraph of this covenant) that would otherwise be subject to these restrictions, together with all Attributable Debt (as defined below) with respect to Sale and Leaseback

Transactions (as defined below) (other than with respect to certain Sale and Leaseback Transactions that are permitted as described in the second full paragraph under the caption “—Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Board of Directors” means our board of directors or any authorized committee thereof.

“Consolidated Net Tangible Assets” means, at any date, the total amount, as shown on or reflected in our most recent consolidated balance sheet as of the end of our most recent fiscal quarter, of all of our assets and all of the assets of our consolidated subsidiaries on a consolidated basis in accordance with United States generally accepted accounting principles (giving pro forma effect to any acquisition or disposition of assets with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter), less (i) all current liabilities (due within one year) as shown on such balance sheet, except for current maturities of long-term debt and of obligations under capital leases, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets.

“Domestic Subsidiary” means any Subsidiary of ours that is not a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of ours that is not organized under the laws of the United States or any jurisdiction within the United States and any direct or indirect Subsidiary thereof.

“Intangible Assets” means, at any date, the value, as shown on or reflected in our most recent consolidated balance sheet as of the end of our most recent fiscal quarter, of all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles of ours and our consolidated subsidiaries on a consolidated basis in accordance with United States generally accepted accounting principles (and giving pro forma effect to any acquisition or disposition of assets of the issuer or any of its subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“Mortgage” means, with respect to any property or assets, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property or equipment located within the United States and owned by, or leased to, us or any of our Subsidiaries (excluding current assets, motor vehicles, mobile materials-handling equipment and other rolling stock, cash registers and other point-of-sale recording devices and related equipment and data processing and other office equipment) that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of Consolidated Net Tangible Assets.

“Restricted Subsidiary” means any Domestic Subsidiary other than an Unrestricted Subsidiary; provided, however, the Board of Directors of the issuer may declare any such Unrestricted Subsidiary to be a Restricted Subsidiary effective on or after the date such resolution is adopted.

“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by us or by one or more of our Subsidiaries, or by us and one or more of our Subsidiaries.

“Unrestricted Subsidiary” means any Domestic Subsidiary designated as an Unrestricted Subsidiary from time to time by our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Domestic Subsidiaries that owns any Operating Property or any capital stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Domestic Subsidiaries as an

Unrestricted Subsidiary at any time that such Domestic Subsidiary owns any Operating Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Operating Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Debt of such Unrestricted Subsidiary so redesignated does not extend to such Operating Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the indenture)).

Limitation on Sale and Leaseback Transactions

We agree that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Operating Property that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”), unless either:

•	within 365 days after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the net proceeds of the sale of such Operating Property at the time of such sale or transfer to either (or a combination of) (i) the prepayment or retirement of Senior Funded Debt (as defined below) or (ii) the purchase, construction or development of other property or assets; or

•	we or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Operating Property, in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the debt securities pursuant to the covenant described under “—Limitation on Liens” above.

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals, (ii) the effective date of any such arrangement or the purchaser’s commitment therefor is within 365 days prior or subsequent to the acquisition of an Operating Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof (which, in the case of a retail store, is the date of opening to the public), whichever is later, or (iii) between us and a Restricted Subsidiary or between Restricted Subsidiaries, provided that the lessor is us or a wholly owned Restricted Subsidiary.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the amount of future minimum lease rental payments during the remaining term of the lease, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report on Form 10-K preceding the date of determination reflecting that calculation.

“Funded Debt” means Debt (including, without limitation, guarantees in respect thereof and capital lease obligations) which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to operating leases, (2) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Debt for which money in the amount necessary for the payment or redemption of such Debt is deposited in trust either at or before the maturity date thereof.

“Senior Funded Debt” means all Funded Debt of ours or any person (except Funded Debt, the payment of which is subordinated to the payment of the debt securities authenticated and delivered under the indenture).

Merger, Consolidation or Sale of Assets

We covenant not to consolidate or amalgamate with or merge into any other person (whether or not affiliated with us) or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any other person (whether or not affiliated with us), unless (a) the person formed by such consolidation or amalgamation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets as an entirety or substantially as an entirety is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume, by supplemental indenture satisfactory in form to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on, and additional amounts, if any, with respect to all of the debt securities authenticated and delivered under the indenture, and the performance of our obligations under the indenture and the outstanding debt securities authenticated and delivered thereunder and shall provide for conversion or exchange rights in accordance with the provisions of the debt securities authenticated and delivered under the indenture of any series that are convertible or exchangeable into common stock or other securities; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and (c) we or the successor person have delivered to the trustee an officers’ certificate and an opinion of counsel, each satisfactory to the trustee and stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this covenant and that all conditions precedent in the indenture provided for relating to such transaction have been complied with.

Notwithstanding the foregoing, (1) any conveyance, transfer or lease of assets between or among the issuer and any of its subsidiaries or between or among any subsidiaries of the issuer or (2) any consolidation, amalgamation or merger of the issuer’s subsidiaries with or into the issuer, shall not be prohibited under the indenture.

Events of Default

Each of the following events will constitute an event of default under the indenture with respect to any series of debt securities issued:

•	default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when interest or additional amounts become due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal, premium or such additional amounts become due and payable at their maturity, upon any redemption, upon declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment when and as due by the terms of any debt security of such series;

•	default in the performance, or breach, of any covenant or agreement of ours contained in the indenture for the benefit of such series or in the debt securities of such series (other than a covenant or agreement a default in the performance or the breach of which is dealt with elsewhere in the indenture or which is expressly included in the indenture solely for the benefit of a series of debt securities other than such series), and continuance of such default or breach for a period of 90 days after written notice of such default as provided in the indenture;

•	if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our debt (including any event of default under any other series of debt securities), whether such debt now exists or is created or incurred in the future, happens and consists of default in the payment of more than $200 million in principal amount of such debt at its maturity (after giving effect to any applicable grace period) or results in more than $200 million in principal amount of such debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and such acceleration shall not be rescinded or annulled within ten days after notice thereof; provided, however, that, if such default under such mortgage, indenture or instrument is cured by us, or waived by the holders of such debt, in each case as may be permitted by such mortgage, indenture or instrument, then the event of default under the indenture caused by such default will be deemed likewise to be cured or waived;

•	particular events in bankruptcy, insolvency or reorganization of us; or

•	any other event of default provided in or pursuant to the indenture with respect to debt securities of such series.

No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. Any modifications to the foregoing events of default will be described in any prospectus supplement.

The indenture provides that if an event of default with respect to the debt securities of any series at the time outstanding (other than an event of default described in the sixth bullet above) occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal amount of all outstanding debt securities of such series, or such other amount as may be provided for in the debt securities of such series, to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by the holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.

If an event of default described in the sixth bullet above (relating to events in bankruptcy, insolvency or reorganization of us) occurs, all unpaid principal of and accrued interest on the outstanding debt securities of that series (or such lesser amount as may be provided for in the debt securities of such series) shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of any debt security of that series.

At any time after a declaration of acceleration with respect to the debt securities of any series is made and before a judgment or decree for payment of the money due is obtained by the Trustee, and subject to particular other provisions of the indenture, the holders of not less than a majority in principal amount of the outstanding debt securities of such series, by written notice to us and the Trustee, may, under some circumstances, rescind and annul such declaration and its consequences.

Within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series, the Trustee shall deliver to all holders of debt securities of such series notice of such default hereunder actually known to a responsible officer of the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any), or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of such series, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interest of the holders of debt securities of such series; and provided, further, that in the case of any default of the character specified in the fourth bullet of the first paragraph above with respect to debt securities of such series, no such notice to holders shall be given until at least 90 days after the occurrence thereof. For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of such series.

Governing Law

The indenture and the debt securities issued thereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Trustee under the indenture is Wells Fargo Bank, National Association (the “Trustee”).

PLAN OF DISTRIBUTION

We may sell our debt securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters, including through underwriting syndicates represented by managing underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of debt securities underwritten or purchased by them, the initial public offering price of the debt securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and compensation received by them on resale of the debt securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The debt securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase debt securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities so offered and sold.

If underwriters are utilized in the sale of any debt securities in respect of which this prospectus is being delivered, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of debt securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such debt securities if any are purchased.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell debt securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the debt securities so offered and sold.

Offers to purchase debt securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of debt securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of debt securities will be a new issue and will have no established trading market. We may elect to list any series of debt securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the debt securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on a stock exchange, in the over-the-counter market or otherwise.

The place and time of delivery for debt securities will be set forth in the applicable prospectus supplement for such debt securities.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the debt securities to be issued by us and certain other legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Any underwriters, dealers or agents will be advised about the validity of the debt securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Walgreens Boots Alliance, Inc. Annual Report on Form 10-K for the fiscal year ended August 31, 2015 and the effectiveness of Walgreens Boots Alliance, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and, for the years ended August 31, 2014 and 2013, states that their report is based in part on the report of KPMG LLP, an independent registered public accounting firm, which is also incorporated herein by reference, with respect to the consolidated financial statements of Alliance Boots GmbH (which was accounted for using the equity method of accounting) insofar as it relates to the amounts included in our equity investment and equity in earnings in Alliance Boots GmbH, on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, as of May 31, 2014, and for the year ended May 31, 2014 and ten months ended May 31, 2013, and includes an explanatory paragraph on a change in accounting method for our equity investment and equity earnings in Alliance Boots GmbH to eliminate the three month reporting lag and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting (such audit did not include the internal control over financial reporting at Alliance Boots GmbH and its subsidiaries)). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Alliance Boots GmbH as of March 31, 2014 and 2013, and for each of the years in the three-year period ended March 31, 2014, have been incorporated in this prospectus by reference from the Walgreens Boots Alliance, Inc. Annual Report on Form 10-K filed October 28, 2015, in reliance upon the report of KPMG LLP, independent auditors, which is incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

$6,000,000,000

Walgreens Boots Alliance, Inc.

$                                                  % Notes due 2018

$                                                  % Notes due 2021

$                                                  % Notes due 2023

$                                                  % Notes due 2026

$                                                  % Notes due 2046

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

HSBC

UBS Investment Bank

, 2016